EXHIBIT 23.1





                        INDEPENDENT ACCOUNTANTS' CONSENT



The Board of Directors
Washington Trust Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Washington Trust Bancorp, Inc. of our audit report dated January 12, 1998 relating to the consolidated balance sheets of Washington Trust Bancorp, Inc. and its subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Washington Trust Bancorp, Inc.'s Annual Report on Form 10-K, as amended by Form 10-K/A for the year ended December 31, 1997.


KPMG LLP
Providence, Rhode Island
February 12, 1999